SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2004

RENT-WAY, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-22026	25-1407782

(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

One RentWay Place - Erie, Pennsylvania	16505

(Address of principal Offices)	(Zip Code)

Registrant’s telephone number, including area code: (814) 455-5378

Not Applicable
_____________________________________________________
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

On May 20, 2004, Rent-Way, Inc. issued and sold an aggregate of 100 additional shares of its Series A Convertible Preferred Stock to AIG Annuity Insurance Company (45 shares); The Variable Annuity Life Insurance Company (44 shares); VALIC Company II High Yield Bond Fund (1 share); VALIC Company II Strategic Bond Fund (1 share); SunAmerica Income Fund – SunAmerica High Yield Bond Fund (3 shares); SunAmerica Income Funds – SunAmerica Strategic Income Fund (1 share); and SunAmerica Series Trust – High Yield Bond Portfolio (Polaris) (5 shares), each at a purchase price of $10,000 per share. These sales were made pursuant to the exercise of options to purchase Series A Convertible Preferred Stock contained in that certain Securities Purchase Agreement dated June 2, 2003. All options to purchase additional shares of Series A Convertible Preferred Stock granted under the Securities Purchase Agreement have now been exercised. There now is $20 million of Series A Convertible Preferred Stock issued and outstanding.

The terms and conditions under which the additional shares of Series A Convertible Preferred Stock were sold are set forth in the Securities Purchase Agreement and the rights, designations and preferences of the Series A Convertible Preferred Stock are set forth in the Statement with Respect to Shares of Rent-Way, Inc. dated May 30, 2003. The Securities Purchase Agreement and the Statement with Respect to Shares were filed as Exhibit 10.1 and 3.1, respectively, to Rent-Way’s Current Report on Form 8-K filed with the SEC on June 3, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 20, 2004 By: /S/WILLIAM A. MCDONNELL

William A. McDonnell
Vice President and Chief Financial Officer